UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2012

VISION-SCIENCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-20970	13-3430173
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40 Ramland Road South, Orangeburg, New York	10962
(Address of principal executive offices)	(Zip Code)

(845) 365-0600
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 1.01   Entry into a Material Definitive Agreement.

On April 27, 2012, Vision-Sciences, Inc. (the “Company”) entered into a purchase agreement (the “Purchase Agreement”) with Lincoln Park Capital Fund, LLC (“Lincoln Park”), pursuant to which the Company has the right to sell to Lincoln Park up to $15,000,000 in shares of its common stock, par value $0.01 per share (“Common Stock”), subject to certain limitations and conditions set forth in the Purchase Agreement.  This total maximum amount would increase if the aggregate market value of shares of Common Stock held by non-affiliates of the Company reached at least $75,000,000 during the term of the Purchase Agreement. The $15,000,000 in shares of common stock would increase by an amount equal to the lesser of: (i) $6,000,000 and (ii) the maximum dollar amount of common stock remaining available for offer and sale under the Company's registration statement identified below.

Pursuant to the Purchase Agreement, upon the satisfaction of all of the conditions to the Company’s right to commence sales under the Purchase Agreement (the “Commencement”), Lincoln Park is obligated to initially purchase 599,880 shares of Common Stock for gross proceeds of $1,000,000. Thereafter, on any business day and as often as every two (2) business days over the 36-month term of the Purchase Agreement, and up to an aggregate amount of an additional $14,000,000 (subject to certain limitations), the Company has the right, from time to time, at its sole discretion and subject to certain conditions to direct Lincoln Park to purchase up to $150,000 worth of shares of our Common Stock, which amount may be increased in accordance with the Purchase Agreement if the closing sale price of our Common Stock on the NASDAQ Capital Market exceeds specified levels. The purchase price of shares of Common Stock pursuant to the Purchase Agreement will be based on the prevailing market prices of Common Stock at the time of sales without any fixed discount, and the Company will control the timing and amount of any sales of Common Stock to Lincoln Park. Additionally, the Purchase Agreement limits the Company’s sales of Common Stock to Lincoln Park to (i) the maximum number of shares of Common Stock that the Company may issue without breaching its obligations under applicable rules of the NASDAQ Capital Market or obtaining stockholder approval under such rules, (ii) the maximum number of shares of Common Stock that the Company may issue without exceeding the limitations set forth in General Instruction I.B.6. of Form S-3 and the interpretive guidance of the SEC applicable to these transactions, and (iii) no more than that number of shares that would result in the beneficial ownership by Lincoln Park and its affiliates, at any single point in time, of more than 9.99% of the then total outstanding shares of Common Stock.

As consideration for entering into the Purchase Agreement, we have issued to Lincoln Park 160,000 shares of Common Stock.  As consideration for future purchases under the Purchase Agreement, the Company will also issue to Lincoln Park, on a pro rata basis in connection with each purchase of shares by Lincoln Park, up to a total of 230,000 additional shares of Common Stock.  The Company will not receive any cash proceeds from the issuance of any of these 390,000 shares.

All shares of Common Stock to be issued and sold to Lincoln Park under the Purchase Agreement will be issued pursuant to the Company’s effective shelf registration statement on Form S-3 (Registration No. 333-178834), filed with the SEC in accordance with the provisions of the Securities Act and declared effective on January 25, 2012, and the prospectus supplement thereto dated April 27, 2012.

The Purchase Agreement contains customary representations, warranties and agreements of the Company and Lincoln Park, limitations and conditions to completing future sale transactions, indemnification rights and other obligations of the parties. There is no upper limit on the price per share that Lincoln Park could be obligated to pay for Common Stock under the Purchase Agreement.  Lincoln Park shall not have the right or the obligation to purchase any shares of Common Stock if the purchase price of those shares, determined as set forth in the Purchase Agreement, would be below $1.20. The Company has the right to terminate the Purchase Agreement at any time, at no cost or penalty. Actual sales of shares of Common Stock to Lincoln Park under the Purchase Agreement will depend on a variety of factors to be determined by the Company from time to time, including (among others) market conditions, the trading price of the Common Stock and determinations by the Company as to available and appropriate sources of funding for the Company and its operations.

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In connection with the sale of Common Stock to Lincoln Park pursuant to the Purchase Agreement, and subject to the Company’s receipt of written confirmation that the Corporate Finance Department of the Financial Industry Regulatory Authority, Inc. (“FINRA”) has determined not to raise any objection with respect to the fairness or reasonableness of the compensation terms of such arrangement, the Company will pay a cash fee to Wharton Capital Markets LLC (“Wharton”) pursuant to an engagement letter agreement with Wharton dated March 12, 2012 (the “Engagement Letter”) in an amount equal to 4.75% of the Company’s aggregate gross proceeds from the sale of shares pursuant to the Purchase Agreement with Lincoln Park. Such amounts will become due and payable to Wharton at the time that the Company actually receives funds from Lincoln Park for such sales, provided that it has received such written confirmation of no objections from FINRA. No such amounts shall be paid to Wharton before the Company’s receipt of such written confirmation.

The Company intends to use the net proceeds from any sales of shares of Common Stock to Lincoln Park pursuant to the Purchase Agreement for general corporate purposes.  The Company is party to a $10 million amended and restated revolving loan agreement with its Chairman, Lewis C. Pell.  The loan agreement requires, among other things, that the Company prepay part or all of the advances it has borrowed if the Company secures certain types of financing.  The Company would have been required to use a substantial portion of the proceeds from sales of Common Stock to Lincoln Park to repay advances under the loan agreement.  However, Mr. Pell has waived the application of that requirement of the loan agreement with respect to proceeds from sales of Common Stock to Lincoln Park pursuant to the Purchase Agreement.

This Current Report on Form 8-K shall not constitute an offer to sell or a solicitation of an offer to buy any shares of Common Stock, nor shall there be any sale of shares of Common Stock in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

The Purchase Agreement and the Engagement Letter are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference. The foregoing description of such agreements and the transactions contemplated thereby is qualified in its entirety by reference to such exhibits. In addition, the Purchase Agreement has been included to provide investors with information regarding its terms. The Purchase Agreement is not intended to provide any other factual information about the Company. The Purchase Agreement contains representations and warranties that the Company has made to Lincoln Park. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that the Company has provided to Lincoln Park in connection with signing the Purchase Agreement. The disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Purchase Agreement. Accordingly, investors should not rely on the representations and warranties as characterizations of the actual state of facts at the time they were made or otherwise.

Item 8.01   Other Events.

On April 27, 2012, the Company issued a press release announcing the execution of the Purchase Agreement.  A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01   Financial Statements and Exhibits.

(d)  Exhibits.

5.2	Opinion of SorinRoyerCooper LLC
10.1	Purchase Agreement, dated April 27, 2012, by and between Vision-Sciences, Inc. and Lincoln Park Capital Fund, LLC
10.2	Engagement Letter, dated March 12, 2012, by and between Vision-Sciences, Inc. and Wharton Capital Markets LLC
23.1	Consent of SorinRoyerCooper LLC (contained in exhibit 5.2)
99.1	Press Release dated April 27, 2012.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VISION-SCIENCES, INC.

Date: April 27, 2012	By:	/s/ Cynthia Ansari
	Name:	Cynthia Ansari
	Title:	Chief Executive Officer

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